For Immediate Release: January 2, 2003
TSX: CL, NYSE: CLU

Canada Life completes acquisition of German Operation of Prudential U.K.

TORONTO, CANADA - Canada Life Financial Corporation (Canada Life™) today announced it has completed the acquisition of the Irish based German life operations of Prudential U.K. plc.

First announced on November 14, 2002, the acquisition makes Canada Life Europe one of the top five companies in the German broker unit linked market and the market leader in Critical Illness and will enable the company to achieve greater operating efficiencies.

The transfer is expected to gain approval of the High Court of Ireland, during the first half of 2003.

Canada Life Financial Corporation, established in 1999, is the holding company for The Canada Life Assurance Company and is traded on the Toronto Stock Exchange under the symbol "CL" and the New York Stock Exchange under the symbol "CLU". The Canada Life Assurance Company, founded in 1847 as the first domestic life insurance company in Canada, has total assets under administration in excess of $65 billion. Headquartered in Toronto, the Company operates in Canada, the United States, the Republic of Ireland, the United Kingdom, Brazil, Germany, Hong Kong and the Caribbean.

This release provides management with the opportunity to discuss the financial performance and condition of the Company and, as such, may contain forward-looking statements about the Company, including its business operations and strategy and expected financial performance and condition. Statements that are predictive in nature, depend upon or refer to future events or conditions or include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions are forward-looking statements. In addition, any statement that may be made concerning future financial performance (including revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future Company actions, is also a forward-looking statement. Forward-looking statements are based on current expectations and projections about future events and are subject to, among other things, risks, uncertainties and assumptions about the Company, economic factors and the insurance industry generally. They are not guarantees of future performance and the Company has no specific intentions to update these statements whether as a result of new information, future events or otherwise. Accordingly, the reader is cautioned against undue reliance on these forward-looking statements. Actual events and results could differ materially from those expressed or implied by forward-looking statements made by the Company due to, but not limited to, important factors such as general economic and market factors, interest rates, equity markets, business competition, changes in government regulations and other factors discussed in materials filed by the Company with applicable securities regulatory authorities from time to time.

For further information, contact:
Media inquiries: Ardyth Percy-Robb Corporate Communications Vice-President 416-597-1440, Ext. 6104 ardyth_percy-robb@canadalife.com	Investor Relations inquiries: Brian Lynch Vice President, Investor Relations 416-597-1440, Ext. 6693 brian_lynch@canadalife.com